Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS’ NEW IND FOR THE INVESTIGATION OF ANDROXAL® IN THE TREATMENT OF TYPE II DIABETES IN MEN WITH SECONDARY HYPOGONADISM IS NOW EFFECTIVE

THE WOODLANDS, Texas – February 2, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that the Company has received verbal confirmation from the Division of Metabolic and Endocrine Drug Products of the Food and Drug Agency that the Company may initiate its Investigational New Drug Application for the study of oral Androxal® in the treatment of hypogonadal men with Type II Diabetes (T2D) with a Phase IIa trial. The FDA noted no clinical hold issues but added that it may have some comments on the specifics of the Phase II design. Doses to be tested in the Phase IIa study have been safely tested for longer durations in trials in men for the treatment of secondary hypogonadism.

The opening Phase IIa study is entitled, “A Randomized, Parallel, Double-Blind, Placebo Controlled and Open-Label-Active-Controlled Exploratory Study to Evaluate the Efficacy of Androxal in Improving Glycemic Control in Men with Secondary Hypogonadism or Adult-Onset Idiopathic Hypogonadotrophic Hypogonadism (AIHH) and Type II Diabetes Mellitus”. Repros plans to enroll a total of 60 men into three balanced parallel arms at several clinical sites comparing placebo to two active doses. The lead investigator for the study is Glenn R. Cunningham MD, Professor, Baylor College of Medicine, Division of Diabetes, Endocrinology & Metabolism, Departments of Medicine & Cellular Biology and the Medical Director, St. Luke’s Episcopal Hospital – Baylor Diabetes Program. Dr. Cunningham consulted with Repros in the development of the protocol.

To be included in the study men, age 20 to 80, must have been previously diagnosed with T2D mellitus as defined by the American Diabetes Association criteria for at least 6 months. The men must also have been receiving a stable dose of an oral hypoglycemic agent (OHA). The men must have a fasting serum glucose level of greater than 126 mg/dL but less than or equal to 220 mg/dL and HemoglobinA1c (HbA1c) between 7% and 9.5% while being treated with their prescribed OHA. The men must also exhibit a morning testosterone level of less than 300 ng/dL and a serum LH of between 1 and 8 mIU/ml.

Men will be treated for three months. The primary endpoints are the change in HbA1c from baseline to 3 months as well as the difference between placebo and the two active arms, the change in fasting blood glucose from baseline to months 1, 2, and 3 for each treatment group and the change in total testosterone from baseline to month 3.

In a 200 patient study of Androxal in hypogonadal men it was noted that fasting glucose levels were reduced in a significant manner in men whose glucose levels were greater than 104 mg/dL. It was further noted that the higher the glucose level the greater the reduction.  This effect was noted in the group of men administered Androxal but not at the same rate in the placebo or topical testosterone treatment groups. Roughly 20% of the men in the 200 patient trial were previously diagnosed with diabetes and were receiving OHAs.

An additional review of the efficacy data that showed these hypoglycemic effects in men were sustained in those men with blood glucose in the range typical of T2D that is men whose fasting plasma glucose values were >126 mg/dL at screening or baseline. In this re-analyzed group responders were defined as those men who experienced a lowering of their fasting glucose from baseline by at least 10mg/dL in the three to six month treatment window. Of the forty-five men whose data were available six were assessed once over the three month range but most were assessed three times. In the latter cases responders were those who demonstrated at least two decreases in fasting plasma glucose out of three assessments. The placebo group showed 3 responder and 10 non-responders; the AndroGel group showed 4 responders and 7 non-responders and the two Androxal groups combined had 16 responders and 5 non-responders.  Even though the numbers were small, the patterns of responders was highly favorable for the combined Androxal group over the placebo group (p = 0.002, Chi2) and over the Androgel group (p = 0.027, Chi2). If values for fasting plasma glucose can be lowered over a sustained period of time, similar positive changes in glycemic control through parameters such as HbA1c may be seen. Clearly, the larger proposed prospective trial in a T2D group matched for initial HbA1c followed over an extended period of time could provide the chance to test these findings more definitely.

At this point, secondary hypogonadism is presumed to play a role in the process. The relationship of testosterone to metabolism is complex and hypogonadism may be critical to certain components of a healthy man’s lifestyle. In a recent series of reviews in the Journal of Andrology by Traish, Saad, Feeley, and Guay, the authors traced out the “The Dark Side of Testosterone Deficiency” as it applies to metabolic syndrome, erectile dysfunction, diabetes, insulin resistance, and cardiovascular disease.   In the second of their reviews (Traish, Saad, and Guay, J Androl 2009 30(1), 23-32) they commented that “T plays a crucial role in maintaining metabolic homeostasis; thus, this hormone may play a vital role in maintaining glycemic control.”  They went on to add that, “T therapy may provide protective effects against the onset of diabetes or may ameliorate the pathology of diabetic complications.” Work of Pitteloud et al suggests that the effects are just not testosterone related but closely tied to restimulation of Leydig cell synthesis of testosterone. There is good evidence from the work of Pitteloud et al (J Clin Endocrionl Metab 2005 90(5); 2636-2641) that insulin resistance is associated with a decrease in Leydig cell testosterone secretion.

Joseph S. Podolski, President and CEO of Repros noted, “The retrospective analysis from our previous study is interesting. However we should not underestimate the challenges in conducting studies in diabetes. We believe the protocol we have designed will determine if there is clinically significant signal that warrants further development.” He commented further that before proceeding with the study the Company must raise additional capital and is currently evaluating several different financing options.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, whether clinical trials of Proellex® may be resumed, whether any safe and effective dose for Proellex can be determined, whether a clear clinical path for Androxal can be determined and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.